Exhibit 5.1

December 9, 2014

The Clorox Company

1221 Broadway

Oakland, CA 94612

Re:	The Clorox Company, Registration Statement on
Form S-3 (Registration No. 333-200722)

Ladies and Gentlemen:

We have acted as counsel to The Clorox Company, a Delaware corporation (the “Company”), in connection with (i) the proposed issuance and sale by the Company of $500,000,000 aggregate principal amount of its 3.500% Senior Notes due 2024 (the “Notes”) pursuant to the Underwriting Agreement, dated December 4, 2014 (the “Underwriting Agreement”) by and among the Company and J.P. Morgan Securities LLC, Goldman, Sachs & Co., Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, (ii) the filing by the Company of the above-referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the U.S. Securities and Exchange Commission (the “SEC”), pursuant to which the Notes are registered under the Act, (iii) the filing by the Company with the SEC pursuant to Rule 424(b) of the preliminary prospectus supplement, dated December 4, 2014 (the “Preliminary Prospectus Supplement”), and the final prospectus supplement, dated December 4, 2014 (the “Final Prospectus Supplement”), and (iv) the filing by the Company with the SEC as a free writing prospectus the final term sheet, dated December 4, 2014 (the “Term Sheet”), relating to the Notes. The Underwriting Agreement is Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on the date hereof.

In connection with this opinion letter, we have examined the Registration Statement, the Preliminary Prospectus Supplement, the Final Prospectus Supplement and the Term Sheet. We have also examined and relied upon (i) the indenture, dated as of October 9, 2007, between the Company and The Bank of New York Trust Company, N.A. as trustee (the “Base Indenture”), as supplemented by: the First Supplemental Indenture dated as of November 9, 2009, which designates Wells Fargo Bank, National Association as a trustee; the Second Supplemental Indenture dated as of November 9, 2009 between the Company and Wells Fargo Bank, National Association, as trustee; the Third Supplemental Indenture dated as of November 17, 2011, between the Company and Wells Fargo Bank, National Association, as trustee; the Fourth Supplemental Indenture, dated as of September 13, 2012, between the Company and Wells Fargo Bank, National Association, as trustee; and the Fifth Supplemental Indenture dated as of December 9, 2014, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”) (the Base Indenture, as so supplemented, the “Indenture”); (ii) certificates or statements of public officials, certificates of officers of the Company; and (iii) copies of such other documents, corporate records and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

We have assumed, without any independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have assumed, without any independent investigation or verification of any kind, the due authorization, execution and delivery by the Trustee of the Indenture, the due authentication by the Trustee of the Notes, as well as the legal right and power, under all applicable laws and regulations, of the Trustee to execute, deliver and perform its obligations under, and the validity, binding effect and enforceability against the Trustee in accordance with the terms of, the Indenture.

The Clorox Company

December 9, 2014

Based upon the foregoing, we are of the opinion that, when issued in accordance with the Indenture and delivered and paid for in accordance with the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company and will be entitled to the benefits provided by the Indenture.

We render the foregoing opinion as members of the Bar of the State of New York and express no opinion as to laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters.” In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

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